TBS International Limited Reports Second Quarter 2007 Financial Results

HAMILTON, BERMUDA –August 8, 2007 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the second quarter and for the six months ended June 30, 2007.

    Second Quarter and Six Months 2007 Hightlights:

Metric	Q2 2007	Q2 2006	6M 2007	6M 2006
Revenues (million)	$77.2	$59.0	$148.1	$122.7
Net Income (million) (1)	$21.7	$6.9	$36.1	$14.9
Net Income (excl. non recurring items) (million) (1)	$15.7	$8.0	$30.9	$16.0
EPS (1)	$0.77	$0.25	$1.29	$0.53
EPS (excl. non recurring items) (1)	$0.56	$0.29	$1.10	$0.57
No. of Shares (diluted)	28,064,954	28,088,310	28,048,295	28,088,310
EBITDA (million) (2)	$32.3	$16.8	$57.7	$34.4
Dry-Dock Days	350	85	562	179

    Freight Voyages

Metric	Q2 2007	Q2 2006	6M 2007	6M 2006
Average Daily Voyage TCE	$19,247	$11,849	$17,960	$12,099
Voyage Days	2,009	1,866	3,907	3,897
Tons of Cargo Shipped (thousand)	1,621	1,033	3,123	2,064
Average Freight Rate for All Cargoes	$37.60	$42.39	$36.31	$45.13
Average Freight Rate excluding Aggregates	$67.38	$53.44	$61.46	$51.32
Bunker Cost/Voyage Day	$4,349	$4,667	$4,334	$4,668

    Time Charter Out Voyages

Average Time Charter TCE	$18,134	$12,145	$17,256	$12,323
Time Charter Days	839	1,125	1,833	2,162

(1)    Second Quarter 2007 Net Income and EPS include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden following her constructive total loss, or $0.21 per share. Second Quarter 2006 Net Income and EPS included a charge of $1.1 million for the re-engineering of certain of TBS’ business processes, or $0.04 per share. Six Months ended 2007 Net Income and EPS include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden and a loss of $800 thousand from the sale of the M.V. Maya Princess.  Six Months ended June 30, 2006 Net Income and EPS included a charge of $1.1 million for re-engineering costs. For a reconciliation of Net Income and EPS to Income and EPS before non-recurring items for the three and six months ended June 30, 2007 and 2006 please refer to “Non-GAAP Reconciliations” further in this press release.

(2)    EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Joseph E. Royce, Chairman, Chief Executive Officer and President stated:“We are pleased to have concluded another quarter with very strong operational and financial results. With the consistent implementation of our strategy in prior years, our company has been strategically positioned to take advantage of the prevailing strong market conditions.

A key challenge in this quarter was accommodating the increased demand we have been experiencing across the board, while maintaining a high level of customer service and implementing our accelerated drydock and vessel upgrade program. I am pleased to report that we have successfully met this challenge while also expanding our overall business. This is a testimony to the high level of professionalism and expertise of our staff worldwide.

Benefiting from increased freight rates, excluding aggregates, our Average Daily Freight Voyage Time Charter Equivalent (“TCE”) further increased to $19,247 per day in the second quarter of 2007 from $16,740 per day in the first quarter of 2007, and from $11,849 per day in the second quarter of last year. This enabled TBS to absorb an increase in vessel expense by $6.1 million to $22.9 million in the second quarter 2007 from $16.8 million in the same period of 2006 primarily caused by the need to charter-in vessels at current market rates to temporarily replace TBS vessels that were in drydock for 350 days during the second quarter of 2007 compared to 85 days in the same period of 2006.

Our accelerated intensive drydock and vessel upgrade program is on schedule. In 2007, we planned to drydock 20 of our 33 vessels for approximately 900 drydocking days in total. Within the first six months of 2007, TBS had 14 vessels in drydock for a total of 562 days, 350 of which were in the second quarter of 2007.  When our drydock program is substantially complete, which we expect to occur in the third quarter of 2007, we believe TBS will benefit from the enhanced efficiency of our fleet and the diminished maintenance requirements in the ensuing years, thereby enabling us to take full advantage of the strong market conditions while at the same time improving our operational efficiency and customer service.

The retrofitting of the 28,503 dwt M.V. Seminole Princess with tweendecks in holds 2, 3 and 4 was concluded in July 2007 while that of the 29,458 dwt M.V. Laguna Belle is expected to be completed in September 2007 at an estimated total cost for both vessels of about $4.8 million. Furthermore, in the fourth quarter of 2007, we expect to take delivery of the two dry bulk carriers we have agreed to acquire, the 42,475 dwt handymax M.V. Yakima Princess and the 24,021 dwt handysize M.V. Arapaho Belle expanding our fleet to 35 vessels at a time of strong customer demand and high freight rates. We are also looking for suitable acquisitions of additional vessels in the second-hand market.

As we have announced, planning for long term renewal and expansion of our fleet, we have implemented the first phase of our vessel newbuilding program with Chinese shipyards by contracting for six 34,000 dwt multipurpose vessels, with retractable tweendecks, specifically designed by TBS to serve our needs. Two vessels are scheduled for delivery in 2009 and four in 2010.

We also will continue with the global marketing campaign that we initiated in the first quarter of 2007 to inform our customers and prospective clients of the development of TBS and our enhanced operational capabilities. This campaign has already generated tangible results enabling us to expand business in Asia, Latin America and the Mediterranean with new cargoes.

Looking ahead, we believe TBS is strategically positioned to benefit from the robust demand for commodities and general cargoes on a global scale and the strength in freight rates.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: "At the end of June 2007, our debt to capitalization ratio improved further to 29.5%, a moderate level for industry standards. Our strong cash flow generation and low leverage afford us significant flexibility for further growth.

The interest rate swaps that we entered into in April 2007 to convert $50 million of TBS’ current and future borrowings under the $150 million term loan facility with The Royal Bank of Scotland from a floating to a fixed rate of interest have enabled us to cap our interest rate exposure for several years.”

Second Quarter 2007 Results:
For the second quarter ended June 30, 2007, total revenues were $77.2 million, an increase of 30.8% compared to the $59.0 million for the same period 2006. Net income for the second quarter 2007 was $21.7 million, an increase of 214.5% compared to $6.9 million for the same period 2006. Net income for the second quarter of 2007 included a gain of $6.0 million from the M.V. Huron Maiden incident following her constructive total loss. Net income for the second quarter of 2006 included $1.1 million in consulting fees related to the re-engineering of certain of TBS’ business processes to better meet the company’s needs as it grows.

EBITDA, which is a non-GAAP measure, increased 92.3% to $32.3 million for the second quarter 2007 from $16.8 million in 2006. EBITDA for the second quarter of 2007 included a gain of $6.0 million from the M.V. Huron Maiden following her constructive total loss. EBITDA for the second quarter of 2006 included $1.1 million in consulting fees related to the re-engineering of certain of TBS’ business processes to better meet the company’s needs as it grows. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $77.2 million for the second quarter 2007 include voyage revenues of $60.9 million, time charter revenues of $16.1 million and other revenue of $0.2 million.

An average of 31 vessels (excluding off-hire) were operated during the second quarter 2007, compared to 33 vessels (excluding off-hire) during the same period of 2006.

Voyage Revenues:
Voyage revenues for the second quarter 2007 were $60.9 million, an increase of $17.1 million or 39.0%, from the $43.8 million during the same period in 2006.

General cargo volume (excluding aggregates) increased 44,216 tons, or 5.8% to 807,817 tons for the three months ended June 30, 2007 from 763,601 tons for the same period in 2006. Reflecting stronger market conditions, freight rates excluding aggregates increased $13.94 per ton or 26.1% to $67.38 per ton for the three months ended June 30, 2007 from $53.44 per ton for the same period in 2006.

Our Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all of the voyage expenses from the voyage revenues, was $19,247 per day in the second quarter 2007, an increase of 62.4% from the $11,849 during the same period of 2006 and an increase of 15.0% from the $16,740 per day during the first quarter 2007, indicative of the continued market strength.

Total cargo volume (including aggregates) increased 587,054 tons or 56.8% to 1,620,542 for the three months ended June 30, 2007 from 1,033,488 tons for the same period in 2006. This increase is mainly due to an increase in our aggregates business by 542,838 tons.

Time Charter Revenues:
Time charter revenues increased by $1.3 million or 8.8% to $16.1 million for the three months ended June 30, 2007 from $14.8 million for the same period in 2006.

Our Average Daily Time Charter Equivalent which is an industry standard metric reflecting time charter out revenues during the period reduced by commissions was $18,134 per day in the three months ended June 30, 2007, an increase of 49.3% from the $12,145 during the same period of 2006 and an increase of 9.8% from the $16,515 per day during the first quarter 2007, indicative of continued market strength.

Expenses:
Total operating expenses for the three months 2007 increased by $9.2 million or 18.4% to $59.1 million from $49.9 million for the same period last year. However, as a percentage of revenue, total operating expenses decreased to 76.6% from 84.6%.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by $0.9 million or 4.7% to $20.1 million for the three months ended June 30, 2007 reflecting mainly higher commission expense related to the growth of our business and an increase in revenue.

Vessel expenses, which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance, insurance and charter hire for vessels we charter-in, increased by $6.1 million or 36.3% to $22.9 million for the three months ended June 30, 2007, as compared to $16.8 million for the same period in 2006. This increase is attributed mainly to an increase in time charter rates that were paid for chartered-in vessels and to an increase in the chartered-in days to accommodate our business given the higher number of our own vessels being in drydock during this period. Our vessels were in drydock for 350 days during the three months ended June 30, 2007, compared to 85 days during the same period last year.

General and administrative expenses increased by $1.1 million, or 16.7%, to $7.7 million in the three months ended June 30, 2007, reflecting our business growth.

Net interest expense for the three months decreased by $0.3 million, or 11.1%, to $2.4 million for the three months ended June 30, 2007, as compared to $2.7 million for the same period last year reflecting the decrease in our debt and the interest rate.

Results for the Six Months ended June 30, 2007:
For the six months ended June 30, 2007, total revenues were $148.1 million, an increase of 20.7% compared to the $122.7 million for the same period 2006. Net income for the six months 2007 was $36.1 million, an increase of 142.3% compared to $14.9 million for the same period 2006.  Earnings per share on a diluted basis was $1.29 for the six months of 2007, calculated on 28,048,295 shares, compared to $0.53 for the six months of 2006, calculated on 28,088,310 shares.

Net income and earnings per share for the six months of 2007 included a gain of $6.0 million in the second quarter 2007 from the M.V. Huron Maiden and a loss of $800 thousand in the first quarter 2007 on the sale of the M.V. Maya Princess. Net income and earnings per share for the six months of 2006 included $1.1 million in consulting fees dealing with the re-engineering of certain of TBS’ business processes.

EBITDA, which is a non-GAAP measure, increased 67.7% to $57.7 million for the six months ended June 30, 2007 from $34.4 million in 2006. EBITDA for the six months of 2007 included a gain of $ 6.0 million in the second quarter 2007 from the M.V. Huron Maiden and a loss of $800 thousand in the first quarter 2007 on the sale of the M.V. Maya Princess. EBITDA for the six months of 2006 included $1.1 million in consulting fees dealing with the re-engineering of certain of TBS’ business processes.  Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 32 vessels (excluding off-hire) were operated during the six months 2007 compared to 33 vessels (excluding off-hire) during the same period of 2006.

Total revenues of $148.1 million for the six months 2007 include voyage revenues of $113.4 million, time charter revenues of $34.2 million and other revenues of $0.5 million.

Recent Fleet Developments:
On April 10, 2007, the Company took delivery of the 1989 built 28,835 dwt multipurpose tweendecker M.V. Nanticoke Belle, a vessel that it had agreed to acquire for $17.0 million. On May 9, 2007, we announced the sale and insurance recovery for a net amount of $10.5 million of the 1983 built, 23,300 dwt multipurpose M.V. Huron Maiden after her constructive total loss, realizing a gain of $6.0 million. On the same day, we also announced the agreement to acquire the M.V. Yakima Princess, a 1990 built 42,475 handymax vessel for $29.0 million charter free with delivery currently scheduled by October 7, 2007. On July 6, 2007, we entered into an agreement to acquire the M.V. Arapaho Belle, a 1998 built 24,021 dwt handysize bulk carrier for $29.0 million charter free with delivery currently scheduled in November or December, 2007.

The retrofitting of the 28,503 dwt M.V. Seminole Princess with tweendecks in holds 2, 3 and 4 was concluded in July 2007 while that of the 29,458 dwt M.V. Laguna Belle is expected to be completed in September 2007.

Following the above transactions, TBS' fleet will comprise 35 vessels in total, with an aggregate of 1,056,519 dwt, including 20 multipurpose tweendeckers and a combination of 15 handysize and handymax bulk carriers.

Fleet Expansion and Newbuilding Program:
In February 2007, TBS entered into agreements with China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd. to build six newly designed multipurpose vessels with retractable tweendeckers at a contract purchase price of $35.4 million per vessel, with scheduled delivery of two vessels in 2009 and four vessels in 2010. On March 29, 2007, TBS entered into a new $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland (RBS) to finance the building and purchase of these six new multipurpose vessels. On March 31, 2007, the Company made six downpayments on the vessels totaling $42.0 million, funded with a $30.0 million drawdown under this new RBS Credit Facility and $12.0 million from our working capital.

TBS 2007 Intensive Drydock and Vessel Upgrade Program:
In the last three years, the TBS owned and controlled fleet has grown from 12 to 33 vessels. Because the fleet has an average age of about 21 years, the Company made the decision to anticipate steel renewals that might be required during the next five to ten years and where necessary, to do extensive steel renewal, vessel blasting and crane maintenance at each vessel’s next drydocking. In this context, TBS has embarked on an accelerated intensive drydock and vessel upgrade program resulting in increased drydocking days in 2007 relative to 2006 and 2005.

Drydock and vessel upgrade program for 2007 includes the drydocking of 20 vessels for approximately 900 drydocking days with a steel renewal of about 4,150 metric tons at a total cost of approximately $19 million.  In addition, we invested approximately $4.8 million to retrofit the M.V. Seminole Princess and the M.V. Laguna Belle by installing tweendecks in 3 holds in each vessel.

Within the first six months of 2007, TBS had 14 vessels in drydock for a total of 562 days compared to 179 days in the same period of 2006.

Our anticipated 2007 drydocking schedule is as follows:
  During the third quarter of 2007 we anticipate a total of about 260 drydock days as follows: five vessels that had entered drydock in previous quarters extended their drydocking for an additional 130 days into the third quarter 2007 and five vessels are scheduled for drydocking for about 130 days requiring about 760 metric tons of steel. One of these five vessels is the M.V. Laguna Belle, which is scheduled to enter drydock in the second half of August 2007 for approximately 45 days to be retrofitted with retractable tweendecks in three of its holds.
  During the fourth quarter of 2007, we anticipate a total of about 70 drydock days as follows: two vessels that had entered drydock in the third quarter are anticipated to extend their drydocking into the fourth quarter 2007 for an additional 50 days and one vessel is scheduled for drydocking for 20 days requiring about 200 metric tons of steel. This vessel is expected to extend its drydock into the first quarter of 2008 for an additional 24 days. TBS is also considering advancing the drydocks of two vessels presently scheduled for Q1 2008 to 2007.

Conference call and webcast:
On Thursday, August 9, 2007 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-700-6067 (from the US) or 1-617-213-8834 (International Dial in). Participant Passcode: 78155831. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EDT on Thursday, August 9, 2007 until Thursday, August 16, 2007 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 71770614. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Operations
For the Second Quarter and Six Months
Ended of 2007 and 2006
 (In thousands, except for share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(as adjusted)		(as adjusted)
Revenue:		(See 1 below)		(See 1 below)
Voyage revenue	$60,937	$43,808	$113,388	$93,128
Time charter revenue	16,122	14,826	34,190	28,996
Other revenue	155	360	474	626
Total revenue	77,214	58,994	148,052	122,750

Operating expenses:
Voyage	20,087	19,171	39,780	41,908
Vessel	22,941	16,832	40,498	34,370
Depreciation and amortization of vessels
and other fixed assets	8,423	7,282	16,837	14,164
General and administrative	7,663	6,577	14,843	12,367
Gain from sale of vessel	35	0	814	0
Total operating expenses	59,149	49,862	112,772	102,809

Income from operations	18,065	9,132	35,280	19,941

Other (expenses) and income:
Interest expense	(2,397)	(2,696)	(5,169)	(5,612)
Gain on sale and insurance recovery of vessel	6,034	-	6,034	-
Other income	(15)	498	(54)	602
Total other (expenses) and income	3,622	(2,198)	811	(5,010)

Net income	$21,687	$6,934	$36,091	$14,931

Earnings per share:
Net income per common share:
Basic	$0.77	$0.25	$1.29	$0.53
Diluted	$0.77	$0.25	$1.29	$0.53
Weighted average common shares outstanding:
Basic (2)	28,014,925	27,984,458	28,014,122	27,984,136
Diluted	28,064,954	28,088,310	28,048,295	28,088,310

Operating Data for the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Other Operating Data:
Controlled vessels (at end of period) (3)	33	32	33	32
Chartered vessels (at end of period) (4)	3	3	3	3
Freight Voyage days (5)	2,009	1,866	3,907	3,897
Vessel days (6)	3,316	3,124	6,502	6,384
Ton of cargo shipped (7)	1,621	1,033	3,123	2,064
Revenue per ton (8)	$37.60	$42.39	$36.31	$45.13
Tons of cargo shipped, excluding
aggregates (7) (9)	808	764	1,649	1,747
Revenue per ton, excluding
aggregates (8) (9)	$67.38	$53.44	$61.46	$51.32
Chartered-out days	839	1,125	1,833	2,162
Chartered-out rate per day	$19,215	$13,179	$18,653	$13,412
TCE per day – Freight Voyages (10)	$19,247	$11,849	$17,960	$12,009
TCE per day – Time Charters-Out (11)	$18,134	$12,145	$17,256	$12,323

(1)
Effective January 1, 2006, the Company changed the method of accounting for drydocking costs to the deferral method, whereas in all prior years drydocking costs were accounted for using the accrual method. Under the deferral method of accounting for drydocking, the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date of the next drydocking. The change in accounting method for drydocking costs was made in connection with the Company's early adoption of FSP No. AUGAIR-1, Accounting for Planned Major Maintenance Activities issued by the Financial Accounting Standards Board ("FASB") on September 8, 2006, which amended certain provisions in the American Institute of Certified Public Accountants ("AICPA"), Industry Audit Guide, Audits of Airlines ("Airline Guide"). The Airline Guide is the principal source of guidance on the accounting for planned major maintenance and is relevant to the maritime industry. The consolidated statement of income for the three and six months ended June 30, 2006 has been adjusted to apply the new method retrospectively.  The following financial statement line items for the three and six months ended June 30, 2006 were affected by the change in accounting principle.

Consolidated Statement of Operations	As Reported	As Computed
For the Three Months Ended June 30, 2006	under the	under the
(In thousands)	Accrual	Deferral	Effect of
	Method	Method	Change

Operating expenses:
Vessel	$17,799	$16,832	$(967)
Depreciation and amortization	$6,874	$7,282	$408
Total operating expenses	$50,421	$49,862	$(559)
Income from operations	$8,573	$9,132	$559
Net income	$6,375	$6,934	$559
Earnings per share
Basic	$0.23	$0.25	$0.02
Diluted	$0.23	$0.25	$0.02

Consolidated Statement of Operations	As Reported	As Computed
For the Six Months Ended June 30, 2006	under the	under the
(In thousands)	Accrual	Deferral	Effect of
	Method	Method	Change

Operating expenses:
Vessel	$36,430	$34,370	$(2,060)
Depreciation and amortization	$13,348	$14,164	$816
Total operating expenses	$104,053	$102,809	$(1,244)
Income from operations	$18,697	$19,941	$1,244
Net income	$13,687	$14,931	$1,244
Earnings per share
Basic	$0.49	$0.53	$0.04
Diluted	$0.49	$0.53	$0.04

(2)
Basic weighted average common shares outstanding for the three months ended June 30, 2007 includes 288,853 common shares issuable on the exercise of warrants. These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, because on that date the exercise condition of the warrants were satisfied and the shares subject to the exercise of the warrants are issuable for nominal consideration.

(3)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of June 30, 2007, nine vessels in our controlled fleet were chartered-in with an option to purchase.
(4)	Vessels that we charter-in without an option to purchase.
(5)	Represents the number of days controlled and time-chartered vessels were operated by us, performing freight voyages excluding off-hire days. Excludes time charter out days.
(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(7)	In thousands.
(8)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(9)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can give the impression that the amount of tons we carry are higher than the tons carried on a regular basis  and reduce our revenue per ton.  We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our other services.

(10)
Time Charter Equivalent or "TCE" rates per day – freight voyages are defined as voyage revenue less voyage expenses during the period divided by the number of available days during the period.  Voyage expenses include the following expenses: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Time Charter Equivalent or “TCE” rates for vessels that are time chartered out are defined as time charter revenue during the period reduced by commissions divided by the number of available days during the period.  No voyage expenses are deducted because they are not applicable.

Balance Sheet Data

	June 30,	December 31,
	2007	2006
Balance Sheet Data (In Thousands):
Cash and cash equivalents	$10,576	$12,007
Working capital	(8,824)	(3,816)
Total assets	409,455	403,091

Long-term debt, including current portion	100,765	125,804
Obligations under capital leases, including
Current portion	19,371	21,355
Total shareholders' equity	261,994	223,604

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three and six months ended June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(As Adjusted)		(As Adjusted)
EBITDA Reconciliation (In millions):
Net Income	$21.7	$6.9	$36.1	$14.9
Net interest expenses	2.2	2.6	4.8	5.4
Depreciation	8.4	7.3	16.8	14.1
EBITDA	$32.3	$16.8	$57.7	$34.4

Reconciliation of Net Income to Income before non-recurring items for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(as adjusted)		(as adjusted)
Income before gain/loss on sale of vessels and other non-recurring items:
Reconciliation (In millions):
Net Income	$21.7	$6.9	$36.1	$14.9
Loss on sale of vessel	-	-	0.8	-
Gain on sale and insurance recovery of vessel	(6.0)	-	(6.0)	-
Re-engineering costs	-	1.1	-	1.1
Income before gain/loss on sale of vessel and other non-recurring items:	$15.7	$8.0	$30.9	$16.0

Earning per share (before gain/loss on sale of vessel and other non-recurring items)
Basic	$0.56	$0.29	$1.10	$0.57
Diluted	$0.56	$0.29	$1.10	$0.57
Weighted average common shares outstanding
Basic	28,014,925	27,984,458	28,014,122	27,984,136
Diluted	28,064,954	28,088,310	28,048,295	28,088,310

Forward Looking Statements “SafeHarbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

  changes in demand;
  a material decline or prolonged weakness in rates in the shipping market;
  changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;
  actions taken by regulatory authorities;
  changes in trading patterns significantly impacting overall vessel tonnage requirements;
  changes in the typical seasonal variations in charter rates;
  increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;
  changes in general domestic and international political conditions;
  changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs);
  availability to us and to China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd. of satisfactory financing, China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and
  other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, withoutlimitation, its registration on Form S-1, its Annual Report on Form 10-K for the period ended December 31, 2006  and its subsequent reports on Form 10-Q and Form 8-K.
 About TBS International Limited:

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     nbornozis@capitallink.com